Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the consolidated financial position and results of operations for future periods or the results that actually would have been realized had Plug Power and H Power been a consolidated company during the specified periods. Plug Power expects to further incur certain reorganization and integration expenses as a result of the acquisition of H Power if consummated.

The following unaudited pro forma condensed combined financial statements are based on the respective audited and unaudited historical consolidated financial statements and the notes thereto of Plug Power and H Power after giving effect to the assumed acquisition of H Power using the purchase method of accounting and the assumptions and adjustments described below. The estimated purchase price was allocated to the estimated fair value of the H Power assets to be acquired and liabilities to be assumed based on the H Power consolidated balance sheet at August 31, 2002. The estimated purchase price allocation is based on management’s preliminary analysis and estimates. The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2001 and nine months ended September 30, 2002 assumes the merger occurred on January 1, 2001. The unaudited pro forma condensed combined balance sheet at September 30, 2002 assumes the merger occurred on September 30, 2002.

The pro forma adjustments were based upon available information and upon certain assumptions as described in the notes to the unaudited pro forma condensed combined financial statements that Plug Power’s management believes are reasonable under the circumstances. The pro forma adjustments are based on the information available at the date of this joint proxy statement/prospectus and are subject to change based on completion of the transaction and final purchase price allocation, and such changes may be material.

The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto of Plug Power included in its Annual Report on Form 10-K/A for the year ended December 31, 2001, and its quarterly report on Form 10-Q for the nine months ended September 30, 2002, incorporated by reference in this joint proxy statement/prospectus, and the separate historical consolidated financial statements of H Power on its Annual Report on Form 10-K for its fiscal year ended May 31, 2002 and its interim report on Form 10-Q for the three months ended August 31, 2002, each of which is included in this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet

	Historical
	Plug Power as of September 30, 2002	H Power as of August 31, 2002	Pro forma Adjustments				Pro forma Combined
Assets
Current assets:
Cash and cash equivalents	$40,241,697	$47,626,928	$				$87,868,625
Restricted cash	310,000	—					310,000
Marketable securities	25,768,135	5,060,110					30,828,245
Accounts receivable, net	3,386,700	816,306					4,203,006
Inventory	1,843,639	2,173,778		(1,833,778)	(A	)	2,183,639
Prepaid development costs	2,574,505	—					2,574,505
Prepaid expenses and other current assets	1,269,736	1,268,282		(380,000)	(B	)	2,158,018

Total current assets	75,394,412	56,945,404		(2,213,778)			130,126,038
Restricted cash	5,000,274	50,000		(50,000)	(B	)	5,000,274
Property, plant and equipment, net	27,536,546	8,765,702		(7,952,702)	(C	)	28,349,546
Intangible assets	1,287,139	665,248		2,439,632	(D	)	4,392,019
Investment in affiliates	9,953,949	—					9,953,949
Other assets	474,701	—					474,701

Total assets	$119,647,021	$66,426,354		$(7,776,848)			$178,296,527

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,054,352	$2,002,035	$				$3,056,387
				1,900,000	(E	)
Accrued expenses	2,232,566	1,267,190		8,016,125	(E	)	13,415,881
Deferred revenue	5,370,364	313,083					5,683,447
Current portion of capital lease obligation and long-term debt	316,726	137,115					453,841

Total current liabilities	8,974,008	3,719,423		9,916,125			22,609,556

Long-term debt	5,000,274	119,325					5,119,599
Deferred grant revenue	250,000	—					250,000
Capital lease obligation	885	—					885
Other liabilities	767,193	—					767,193

Total liabilities	14,992,360	3,838,748		9,916,125			28,747,233

Stockholders’ equity:
Preferred stock	—	—					—
Common stock	508,615	53,883		(53,883)	(F	)	599,352
				90,737	(F	)

				40,000	(F	)
				(164,770,005)	(F	)
Paid-in capital	346,987,838	164,770,005		46,457,467	(F	)	393,485,305
				102,236,282	(F	)
Accumulated deficit	(242,841,792)	(102,236,282)		(1,693,571)	(F	)	(244,535,363)

Total stockholders’ equity (i)	104,654,661	62,587,606		(17,692,973)			149,549,294

Total liabilities and stockholders’ equity	$119,647,021	$66,426,354		$(7,776,848)			$178,296,527

(i)	The estimated exchange ratio is .84 shares of Plug Power common stock for each share of H Power common stock based on (1) 10,776,548 shares of H Power common stock outstanding on the date of this joint proxy statement/prospectus; (2) an average share price of $5.29 per share of Plug Power common stock (based on the closing price of $5.13 per share of Plug Power common stock on the last business day prior to the date of this joint proxy statement/prospectus and adjusted to $5.29 per share as a result of the collar) and (3) an estimated net cash value of $34,000,000. This exchange ratio has been used to present the pro forma information based on the latest information available; however, the actual exchange ratio for H Power common stock in the merger may be different than the assumed exchange ratio and may be subject to change on completion of the transaction. It is estimated that the exchange ratio could range from .69 to .84, exclusive of any further adjustment required based upon H Power’s actual net cash at the effective time of the merger, as defined in the merger agreement. If the exchange ratio is .69 shares of Plug Power common stock for each share of H Power common stock, the number of shares of Plug Power common stock issued in connection with the merger would decrease to approximately 7.4 million shares from the approximately 9.1 million shares assuming the .84 exchange ratio. In addition, any change to the actual net cash at the effective time of the merger will affect the final transaction value and exchange ratio as determined pursuant to the formula within the merger agreement. Further, the minimum aggregate consideration that H Power stockholders can receive in the merger is $29,675,000, or $2.75 per share, unless H Power determines not to exercise its right to terminate the merger agreement, which termination is subject to Plug Power’s right to issue additional shares such that the minimum aggregate consideration equals $29,675,000. If H Power does not exercise its right to terminate the merger agreement, H Power stockholders will not be guaranteed to receive any minimum consideration because the amount that H Power stockholders will receive will decrease below $2.75 per share if (1) the trading price of Plug Power common stock declines, and/or (2) H Power’s net cash (as defined in the merger agreement) declines. For a complete description of H Power’s termination right, see the section of this joint proxy statement/prospectus entitled “The Merger and Related Transactions—The Merger Agreement—Payment of Termination Fee and Expenses.” An additional summary of the effect of changes in net cash and the average Plug Power common stock price, both as determined pursuant to the merger agreement, is presented within note 3 on page 115 to further illustrate the impact to the relevant pro forma financial information. For further information concerning the estimated exchange ratio and the factors that may cause it to be adjusted, see “The Merger and Related Transactions—The Merger Agreement—Collar Adjustment and Net Cash Adjustment” on page 82.

See accompanying notes to pro forma information.

Unaudited Pro Forma Condensed Combined Statements of Operations

	Historical
	Plug Power Nine months ended September 30, 2002	H Power Nine month period ended August 31, 2002 (ii)	Pro forma Adjustments		Pro forma Combined
Revenue
Product and service revenue	$7,381,398	$1,341,477	$(1,341,477	)(1)	$7,381,398
Research and development contract revenue	1,060,244	1,011,500	(500,000	)(1)	1,571,744

Total revenue	8,441,642	2,352,977	(1,841,477)		8,953,142
Cost of revenue and expenses
Cost of revenues	7,725,699	4,541,194	(3,766,681	)(1)	8,500,212
In-process research and development	—	—			—
Research and development expense:
Noncash stock-based compensation	520,006	—			520,006
			776,220	(2)
Other research and development	29,405,724	12,048,202	(856,736	)(3)	41,373,410
General and administrative expense:
Noncash stock-based compensation	415,308	—			415,308
Other general and administrative	4,688,194	7,840,568	(545,117	)(4)	11,983,645
Interest expense	75,644	5,465			81,109

Operating loss	(34,388,933)	(22,082,452)	1,845,277		(53,920,548)
Interest income	1,433,733	1,088,720			2,522,453

Loss before equity in losses of affiliates	(32,955,200)	(20,993,732)	1,845,277		(51,398,095)
Equity in losses of affiliates	(1,544,051)	—			(1,544,051)

Net loss	$(34,499,251)	$(20,993,732)	$1,845,277		$(52,942,146)

Loss per share: Basic and diluted (iii)	$(0.68)				$(0.89)

Weighted average number of common shares outstanding (iii)	50,558,138		9,073,724		59,631,862

(ii)	The nine-month period ended August 31, 2002 as presented for H Power was derived by adding the three months ended August 31, 2002 to H Power’s fiscal year ended May 31, 2002, and removing the six months ended November 30, 2001. The three months ended November 30, 2002 for H Power are excluded from this historical presentation. Results of H Power for the three months ended November 30, 2002 were as follows:

Total Revenues	$651,846
Loss from operations	(9,592,846)
Net loss	(9,374,105)
Loss per share	(0.87)

Included in the net loss for the three month period ended November 30, 2002 were $1,163,849 of other costs primarily related to the merger and H Power’s restructuring plan.

(iii)	The estimated exchange ratio is .84 shares of Plug Power common stock for each share of H Power common stock based on (1) 10,776,548 shares of H Power common stock outstanding on the date of this joint proxy statement/prospectus, (2) an average share price of $5.29 per share of Plug Power common stock (based on the closing price of $5.13 per share of Plug Power common stock on the last business day prior to the date of this joint proxy statement/prospectus and adjusted to $5.29 per share as a result of the collar) and (3) an estimated net cash value of $34,000,000. This exchange ratio has been used to present the pro forma information based on the latest information available; however, the actual exchange ratio for H Power common stock in the merger may be different than the assumed exchange ratio. The exchange ratio could range from .69 to .84, exclusive of any further adjustment required based upon H Power’s actual net cash at the effective time of the merger, as defined in the merger agreement. If the exchange ratio is .69 shares of Plug Power common stock for each share of H Power common stock, the loss per share, basic and diluted, for pro forma combined would be $(0.91) based on the weighted average number of shares outstanding, basic and diluted, of 57,976,994. In addition, any change to the actual net cash at the effective time of the merger will affect the final transaction value and exchange ratio as determined pursuant to the formula within the merger agreement. Further, the minimum aggregate consideration that H Power stockholders can receive in the merger is $29,675,000, or $2.75 per share, unless H Power determines not to exercise its right to terminate the merger agreement, which termination is subject to Plug Power’s right to issue additional shares such that the minimum aggregate consideration equals $29,675,000. If H Power does not exercise its right to terminate the merger agreement, H Power stockholders will not be guaranteed to receive any minimum consideration because the amount that H Power stockholders will receive will decrease below $2.75 per share if (1) the trading price of Plug Power common stock declines, and/or (2) H Power’s net cash (as defined in the merger agreement) declines. For a complete description of H Power’s termination right, see the section of this joint proxy statement/prospectus entitled “The Merger and Related Transactions—The Merger Agreement—Payment of Termination Fee and Expenses.” An additional summary of the effect of changes in net cash and the average Plug Power common stock price, both as determined pursuant to the merger agreement, is presented within note 3 on page 115 to further illustrate the impact to the relevant pro forma financial information. For further information concerning the estimated exchange ratio and the factors that may cause it to be adjusted, see the section of this document titled “The Merger and Related Transactions—The Merger Agreement—Collar Adjustment and Net Cash Adjustment” on page 82.

Unaudited Pro Forma Condensed Combined Statements of Operations

	Historical
	Plug Power Twelve months ended December 31, 2001	H Power Twelve-month period ended November 30, 2001 (iv)	Pro forma Adjustments		Pro forma Combined
Revenue
Product and service revenue	$2,573,434	$1,934,584	$(1,934,584	)(1)	$2,573,434
Research and development contract revenue	3,168,091	884,254	(222,224	)(1)	3,830,121

Total revenue	5,741,525	2,818,838	(2,156,808)		6,403,555
Cost of revenue and expenses
Cost of revenues	11,290,891	4,374,846	(2,388,844	)(1)	13,276,893
In-process research and development	—	—			—
Research and development expense:
Noncash stock-based compensation	1,300,807	—			1,300,807
Other research and development	59,299,042	18,305,330	1,034,960	(2)	77,497,018
			(1,142,314	)(3)
General and administrative expense:
Noncash stock-based compensation	502,370	4,400,000			4,902,370
Other general and administrative	6,990,119	9,072,175	(531,487	)(4)	15,530,807
Interest expense	259,958	—			259,958

Operating loss	(73,901,662)	(33,333,513)	870,877		(106,364,298)
Interest income	4,070,419	4,805,598			8,876,017

Loss before equity in losses of affiliates	(69,831,243)	(28,527,915)	870,877		(97,488,281)
Equity in losses of affiliates	(3,280,794)	—			(3,280,794)

Net loss	$(73,112,037)	$(28,527,915)	$870,877		$(100,769,075)

Loss per share:
Basic and diluted (v)	$(1.56)				$(1.80)

Weighted average number of common shares outstanding(v)	46,840,091		9,073,724		55,913,815

(iv)	The twelve-month period ended November 30, 2001 as presented for H Power was derived by adding the 6 months ended November 30, 2001 to H Power’s fiscal year ended May 31, 2001, and removing the 6 months ended November 30, 2000.
(v)	The estimated exchange ratio of .84 shares of Plug Power common stock for each share of H Power common stock is based on (1) 10,776,548 shares of H Power common stock outstanding on the date of this joint proxy statement/prospectus; (2) an average share price of $5.29 per share of Plug Power common stock (based on the closing price of $5.13 per share of Plug Power common stock on the last business day prior to the date of this joint proxy statement/prospectus and adjusted to $5.29 per share as a result of the collar) and (3) an estimated net cash value of $34,000,000. This exchange ratio has been used to present the pro forma information based on the latest information available; however, the actual exchange ratio for H Power common stock in the merger may be different than the assumed exchange ratio and may be subject to change on completion of the transaction. The exchange ratio could range from .69 to .84, exclusive of any further adjustment required based upon H Power’s actual net cash at the effective time of the merger, as defined in the merger agreement. If the exchange ratio is .69 shares of Plug Power common stock for each share of H Power common stock, the loss per share, basic and diluted, for pro forma combined would be $(1.86) based on the weighted average number of shares outstanding, basic and diluted, of 54,258,947. In addition, any change to the actual net cash at the effective time of the merger will affect the final transaction value and exchange ratio as determined pursuant to the formula within the merger agreement. Further, the minimum aggregate consideration that H Power stockholders can receive in the merger is $29,675,000, or $2.75 per share, unless H Power determines not to exercise its right to terminate the merger agreement, which termination is subject to Plug Power’s right to issue additional shares such that the minimum aggregate consideration equals $29,675,000. If H Power does not exercise its right to terminate the merger agreement, H Power stockholders will not be guaranteed to receive any minimum consideration because the amount that H Power stockholders will receive will decrease below $2.75 per share if (1) the trading price of Plug Power common stock declines, and/or (2) H Power’s net cash (as defined in the merger agreement) declines. For a complete description of H Power’s termination right, see the section of this joint proxy statement/prospectus entitled “The Merger and Related Transactions—The Merger Agreement—Payment of Termination Fee and Expenses.” An additional summary of the effect of changes in net cash and the average Plug Power common stock price, both as determined pursuant to the merger agreement, is presented within note 3 on page 115 to further illustrate the impact to the relevant pro forma financial information. For further information concerning the estimated exchange ratio and the factors that may cause it to be adjusted, see the section of this document titled “The Merger and Related Transactions—The Merger Agreement—Collar Adjustment and Net Cash Adjustment” on page 82.

See accompanying notes to pro forma information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1.    Basis of Presentation and Purchase Price

On November 11, 2002, Plug Power and H Power entered into an Agreement and Plan of Merger, as subsequently amended, pursuant to which H Power will be acquired by Plug Power. The transaction will be accounted for using the purchase method of accounting. The total purchase price consideration is estimated to be $48.4 million which will include approximately 9.1 million of Plug Power common shares with an estimated fair value of $46.5 million, the conversion of H Power stock options to Plug Power stock options with an estimated fair value of approximately $40,000, and including approximately $1.9 million of direct transaction costs to be incurred in connection with the acquisition.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2001 and the nine months ended September 30, 2002 give effect to the acquisition as if the transaction had occurred as of January 1, 2001. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if the transaction had occurred on September 30, 2002. The preliminary allocation of estimated purchase price, including direct transaction costs and other liabilities in connection with termination benefits and costs associated with exiting certain activities, is based on preliminary management analysis and estimates. Below is a table of the preliminary purchase price allocation, including estimated direct transaction costs and other liabilities:

Current assets	$54,731,626
Property, plant & equipment	813,000
Purchased identifiable intangibles with definite lives	3,104,880
In process research & development	1,693,571
Current liabilities	(13,635,548)
Long-term debt	(119,325)

$46,588,204

The above preliminary purchase price allocation includes the allocation of negative goodwill in the amount of $3,701,549 that has been allocated on a proportionate basis to reduce the fair value of purchased identifiable intangibles with definite lives and in process research & development in the amounts of $2,395,120 and $1,306,429, respectively.

As part of the transaction Plug Power will incur significant costs to streamline the business and eliminate redundant operations. As part of the post-closing integration of the combined business, it is anticipated that all operations will be consolidated into Plug Power’s headquarters, located in Latham, New York. Lease termination costs for the facilities expected to be closed or abandoned in the amount of $1.9 million have been included in the purchase price allocation above under current liabilities. Certain of H Power’s distribution and partnership agreements, including that with Energy Co-Opportunity, Inc. (ECO) and its affiliates, will be terminated upon closing. The costs associated with the termination of the ECO agreement in the amount of $4.2 million have been included in the purchase price allocation above under current liabilities.

Additionally, some members of H Power management have change of control clauses in their employment contracts that will result in one time and/or continuing payments upon the consummation of the merger. These costs in the amount of approximately $1.8 million have also been included in the purchase price allocation above, under current liabilities.

Note 2.    Pro Forma Adjustments

The pro forma adjustments are based on an estimated allocation of purchase price to the assets to be acquired and liabilities to be assumed based on the consolidated balance sheet of H Power as of August 31, 2002.

Unaudited Pro Forma Condensed Combined Balance Sheet

(A)	INVENTORY – To adjust the carrying value of inventory to its net realizable value for product lines Plug Power expects to discontinue. Certain raw material inventory is not compatible with continuing product lines and as such, has been adjusted to its liquidation value.

(B)	PREPAID EXPENSES AND OTHER CURRENT ASSETS AND RESTRICTED CASH – To write-off unrecoverable deposits for facility and equipment leases expected to be terminated.

(C)	PROPERTY, PLANT AND EQUIPMENT – Adjustment in the amount of $7,952,702 to reduce property, plant and equipment of H Power to its estimated fair value (based on selling price less costs to sell). A majority of the H Power property, plant and equipment relates to facilities expected to be closed or abandoned and will be held for sale.

(D)	INTANGIBLE ASSETS – To record the identifiable intangible assets in the amount of $3,104,880 ($5,500,000 fair value, net of negative goodwill allocation in the amount of $2,395,120), related to certain H Power fuel cell technology, including small scale fuel cell stack designs, steam reforming technology and other intellectual property. The fair value of this technology was determined using an income approach which reflects the estimated present value of future avoided costs by estimating the cost to develop similar technology into a commercially viable product, estimating the resulting net cash flows from such projects, and discounting the net cash flows back to their present value. This purchased technology has been capitalized for related amortization over an estimated useful life of 36 months has been included in the unaudited pro forma combined statements of operations for the year ended December 31, 2001 and the 9 months ended September 30, 2002, in the amounts of $1.0 million and $0.8 million, respectively.

(E)	ACCRUED EXPENSES – To record accrued expenses for:

•	$1,846,000 change in control provisions of executive employment agreements.

•	$1,945,000 lease termination costs for facilities expected to be closed or abandoned.

•	$4,215,000 accrued expenses related to sales & marketing services, trade shows, fuel cell test programs and other contractual agreements with ECO which will become payable upon termination of the contract. See the section of this document titled “The Merger and Related Transactions—Other Material Agreements Relating to the Merger—ECO Termination Agreement” on page 100.

•	$1,900,000 accrued for direct transaction costs of the acquisition.

(F)	STOCKHOLDERS’ EQUITY –

•	To eliminate the common stock, paid-in capital and accumulated deficit of H Power.

•	Record the issuance of approximately 9.1 million shares at an assumed fair value of $5.13 per share, using the most recent closing price of Plug Power common stock prior to the filing of this joint proxy statement/prospectus, for a total estimated fair value of $46.5 million. As discussed further below under note 3, the final fair value of the transaction under purchase accounting will not be determinable until the effective date of the merger due to the application of the exchange ratio formula that will vary based on the average trading price for shares of Plug Power common stock, as determined pursuant to the merger agreement, and the transaction value price, which is determined based on the value of H Power’s net cash (as defined in the merger agreement) at the effective time of the merger.

•

Adjustment to reflect the effects of estimated acquired in-process research and development expense of $1.7 million ($3.0 million fair value, net of negative goodwill allocation in the amount of $1,306,429) has been included in accumulated deficit. The acquired in-process research and development expense relates to certain H Power fuel cell technology, including small scale fuel cell stack designs and steam reforming technology. The fair value of this technology was determined using an income approach which reflects the estimated present value of future avoided costs by estimating the cost to develop similar technology into a commercially viable product, estimating the resulting net cash flows from such projects, and discounting the net cash flows back to their present value. In accordance with generally accepted accounting principles, the amount allocated to in-process technology will be expensed in the quarter in which the merger is consummated. The estimated in-process research and development (IPR&D) adjustment has been excluded from the unaudited pro forma condensed combined statements of operations because it is a non-recurring charge. The effects of the IPR&D expense have been included in accumulated deficit in the September 30, 2002 unaudited pro forma condensed combined balance sheet.

As required by Article 11 of Regulation S-X, the unaudited pro forma condensed combined statement of operations excludes material non-recurring charges that result directly from the merger and that will be recorded within 12 months of the merger. Accordingly, estimated in-process research and development expense of $1.7 million related directly to the merger was not included in the unaudited pro forma combined condensed statements of operations.

•	Upon consummation of the merger, substantially all of the options to purchase shares of H Power common stock held by H Power officers and employees will continue to vest and will convert to options to purchase Plug Power common stock. Consequently, a pro forma adjustment, in the amount of approximately $40,000, has been recorded to reflect the fair value of these options, based on the Black-Scholes pricing model using the following assumptions: “dividend yield equal to zero, risk free interest rate equal to 3.5%, an expected life of 60 days and expected volatility of 124%”. The effect of this pro forma adjustment has been included in the unaudited pro forma condensed combined balance sheet.

Unaudited Pro Forma Condensed Combined Statement of Operations

PRODUCT REVENUE AND COST OF PRODUCT REVENUE:

(1)	To eliminate the revenue and cost of revenue related to product lines not expected to be continued.

RESEARCH AND DEVELOPMENT EXPENSE:

(2)	To record amortization of identifiable intangible assets noted above over an estimated useful life of 36 months. This adjustment has been recorded as a component of research and development as it is related to amortization of capitalized technology expected to be utilized in research and product development activities.

(3)	To adjust depreciation expense based on the adjustments to the fair value of facilities to be acquired.

GENERAL AND ADMINISTRATIVE EXPENSE:

(4)	To adjust rent expense for facilities and equipment expected to be disposed of or abandoned.

Note 3.    Range of Results – Pro Forma Effects

The actual exchange ratio for H Power common stock in the merger may be different than the assumed exchange ratio of .84 shares of Plug Power common stock presented in the accompanying Unaudited Pro Forma Condensed Combined Financial Information. Any adjustments to the exchange ratio due to the determination of net cash will vary independently from the adjustments due to the average Plug Power common stock price and collar adjustment mechanisms, and will affect the final transaction value and exchange ratio as determined pursuant to the formula within the merger agreement.

The following charts are intended to illustrate the impact on the exchange ratio, weighted average shares and pro forma net loss per share (basic and diluted) of simultaneous changes to these variables (assuming 10,776,548 shares of H Power common stock outstanding immediately prior to the effective time of the merger) for the twelve month and nine month Unaudited Pro Forma Condensed Combined Statements of Operations;

Twelve month Unaudited Pro Forma Condensed Combined Statement of Operations data:

	Average Plug Power Common Stock Price
	$5.13			$5.29			$6.47
Net Cash	Exchange Ratio	Weighted Avg. Shares	Pro Forma Net Loss Per Share	Exchange Ratio	Weighted Avg. Shares	Pro Forma Net Loss Per Share	Exchange Ratio	Weighted Avg. Shares	Pro Forma Net Loss Per Share
$36,000,000.88		56,291,887	$(1.79)	.88	56,291,887	$(1.79)	.72	54,568,066	$(1.85)
$34,000,000.84		55,913,815	$(1.81)	.84	55,913,815	$(1.81)	.69	54,258,947	$(1.86)
$32,000,000.81		55,535,743	$(1.82)	.81	55,535,743	$(1.82)	.66	53,949,828	$(1.87)

Nine month Unaudited Pro Forma Condensed Combined Statement of Operations data:

	Average Plug Power Common Stock Price
	$5.13			$5.29			$6.47
Net Cash	Exchange Ratio	Weighted Avg. Shares	Pro Forma Net Loss Per Share	Exchange Ratio	Weighted Avg. Shares	Pro Forma Net Loss Per Share	Exchange Ratio	Weighted Avg. Shares	Pro Forma Net Loss Per Share
$36,000,000.88		60,009,934	$(0.88)	.88	60,009,934	$(0.88)	.72	58,286,113	$(0.91)
$34,000,000.84		59,631,862	$(0.89)	.84	59,631,862	$(0.89)	.69	57,976,994	$(0.92)
$32,000,000.81		59,253,790	$(0.90)	.81	59,253,790	$(0.90)	.66	57,667,875	$(0.92)

The unaudited basic and diluted net loss per share expressed in the tables above and within the accompanying Unaudited Pro Forma Condensed Combined Statements of Operations are based on the weighted average number of Plug Power common shares outstanding prior to the merger plus the number of shares of Plug Power common stock issued upon the closing of the merger to existing H Power security holders. For the year ended December 31, 2001 and the nine months ended September 30, 2002, the combined unaudited pro forma diluted earnings per share does not include common stock equivalents resulting from stock options because to do so would have been anti-dilutive.

The net cash amounts and the average Plug Power common stock prices in the foregoing charts are for illustrative purposes and are not estimates of the actual net cash amount or average Plug Power common stock price which could be materially higher or lower than those amounts and prices set forth above.

The estimated purchase price as presented in the accompanying unaudited pro forma condensed combined financial information is based on the issuance of 9.1 million shares of Plug Power common stock at $5.13 per share (the most recent closing price of Plug Power common stock prior to the filing of this joint proxy statement/prospectus). The following presents the effects of a $1 decrease or increase in the price of Plug Power common stock on the estimated purchase price and associated unaudited pro forma condensed combined financial information:

Plug Power common stock price decline:    A $1 decrease in the price of Plug Power common stock would result in additional negative goodwill in the amount of approximately $9.1 million. The additional amount of negative goodwill is determined based on the issuance of 9.1 million shares of Plug Power common stock (based on a common stock price of $4.13 per share and adjusted to $5.29 per share as a result of the collar), which results in an estimated purchase price of $37.5 million. The additional negative goodwill of $9.1 million would eliminate the purchase price allocated to purchased identifiable intangibles with definite lives and in process research & development of $4.8 million in the unaudited pro forma condensed combined financial information. The remaining unallocated negative goodwill would result in an extraordinary gain of approximately $4.3 million that would be recognized in the period of acquisition.

The elimination of the purchased identifiable intangibles with definite lives would result in no amortization expense. The change to earnings per share (decrease in loss per share, basic and diluted) as a result of the elimination of amortization expense would be approximately $0.01 per share for the pro forma combined nine month period ended September 30, 2002 and $0.02 per share for the pro forma combined twelve month period ended December 31, 2001 (based on the weighted average number of common shares outstanding as of September 30, 2002 and December 31, 2001 of 59,631,862 and 55,913,815, respectively).

Plug Power common stock price increase:    A $1 increase in the price of Plug Power common stock would result in the issuance of 7.8 million shares of Plug Power common stock (based on a common stock price of $6.13 per share) which results in an estimated purchase price of $48.0 million. The additional purchase price of $1.5 million would increase the purchase price allocated to purchased identifiable intangibles with definite lives and in process research & development by $1.5 million in the unaudited pro forma condensed combined financial information.

The additional purchased identifiable intangibles with definite lives would result in an increase in amortization expense. The change to earnings per share (increase in loss per share, basic and diluted) as a result of the issuance of fewer common shares of Plug Power common stock and the increase in amortization expense would be approximately $0.02 per share for the pro forma combined nine month period ended September 30, 2002 and $0.05 per share for the pro forma combined twelve month period ended December 31, 2001 (based on the weighted average number of common shares outstanding as of September 30, 2002 and December 31, 2001 of 58,388,481 and 54,670,434, respectively).

Note 4.    Additional Cash Requirements and Reductions of Expenses

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet do not include an estimate of H Power cash used in operations between August 31, 2002, the historical balance sheet date, and the anticipated closing date, expected to be approximately $13.6 million. Net cash (as defined in the merger agreement) as of November 30, 2002 was approximately $37 million and was approximately $44 million as of August 31, 2002. After considering H Power’s cash used in operations for the three months ended November 30, 2002, net cash, as adjusted at August 31, 2002 was approximately $36 million, which is consistent with the estimate of net cash as contemplated in the merger agreement. Additionally, Plug Power has not included pro forma adjustments in the unaudited pro forma condensed combined balance sheet or in the unaudited pro forma condensed combined statements of operations for certain other expenses such as the elimination of redundant personnel. In addition to eliminating these redundant expenses, Plug Power also expects annualized expense savings to be approximately $25 million, primarily related to H Power.

Note 5.    Effects of Proposed Plug Power Stock Option Exchange

The proposed Plug Power stock option exchange is mutually exclusive of the proposed acquisition of H Power and therefore has not been included in the above pro forma information. However, under the presumption that the H Power transaction is approved by both H Power and Plug Power stockholders, the proposed stock option exchange is approved by Plug Power stockholders and that the board of directors of Plug Power authorizes management to commence the stock option exchange, the issuance of shares of restricted stock in the stock option exchange will result in an estimated stock compensation charge of approximately $4.8 million, which will be recognized over a two year vesting period. There will be no impact on the earnings per share calculation as a result of the option exchange because the restricted stock is anti-dilutive given the net loss. The pro forma stock compensation expense for the nine month period ended September 30, 2002 and the twelve month period ended December 31, 2001 would be $1.8 million and $2.4 million, respectively. The increase in loss per share as a result of the estimated stock compensation charge would be approximately $0.03 per share for the pro forma combined nine month period ended September 30, 2002 and $0.04 per share for the pro forma combined twelve month period ended December 31, 2001 (based on the weighted average number of common shares outstanding as of September 30, 2002 and December 31, 2001 of 59,631,862 and 55,913,815, respectively). The shares of restricted common stock of Plug Power to be issued in the stock option exchange will not vest until on or about the second anniversary of the grant date of the shares of restricted common stock, at which time they will vest in full. Under Statement of Financial Accounting Standards No. 128, “Earnings Per Share,” nonvested restricted stock that vests solely upon continued service is excluded from basic earnings per share, but reflected in diluted earnings per share by application of the treasury stock method.

The aforementioned amounts and calculations assume all eligible option holders exchange their options for shares of restricted common stock with a fair value of $5.13 per share (based on the closing price of Plug Power common stock on February 11, 2003).